SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

                                (Amendment No. 1)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              Argosy Gaming Company
                                (Name of Issuer)

                              Class A Common Stock
                         (Title of Class of Securities)

                                    040228108
                                 (CUSIP Number)

                                December 31, 2004
             (Date of event which requires filing of this statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)
                           ----------------------
                           (Page 1 of 12 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 040228108                 13G/A                    Page 2 of 12 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                      Sirios Capital Partners, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                   (a)  [X]
                                                   (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                          -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                          19,220
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                          -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          19,220
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                          19,220
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                          0.1%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                          PN

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040228108                 13G/A                   Page 3 of 12 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                      Sirios Capital Partners II, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                     (a)  [X]
                                                     (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                          -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                          68,230
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                          -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          68,230
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                          68,230
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                          0.2%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                          PN

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040228108                 13G/A                    Page 4 of 12 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Sirios/QP Partners, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                        (a)  [X]
                                                        (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                   Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                          -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                          112,450
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                          -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          112,450
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                          112,450
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                          0.4%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                          PN
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040228108                 13G/A                    Page 5 of 12 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Sirios Overseas Fund, Ltd.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                   Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                          -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                          200,015
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                          -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          200,015
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                          200,015
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                          0.7%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                          OO
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040228108                 13G/A                    Page 6 of 12 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Sirios Overseas Fund II, Ltd.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                   Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                          -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                          22,310
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                          -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          22,310
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          22,310
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                          0.1%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                          OO
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040228108                 13G/A                    Page 7 of 12 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Sirios Capital Management, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                          -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                          422,225
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                          -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          422,225
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          422,225
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                          1.4%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                          PN
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040228108                13G/A                    Page 8 of 12 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Sirios Associates, L.L.C.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                          -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                          422,225
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                          -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          422,225
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          422,225
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                          1.4%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                          OO
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040228108                13G/A                    Page 9 of 12 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           John F. Brennan, Jr.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                   United States
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                          -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                          422,225
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                          -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          422,225
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          422,225
------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                          1.4%
------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
                          IN
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 040228108                 13G/A                   Page 10 of 12 Pages

Item 4.   Ownership.

      A.  Sirios Capital Partners, L.P.
           (a) Amount beneficially owned: 19,220
           (b) Percent of class: 0.1%. The percentages used herein and in the rest of Item 4 are calculated based upon the 29,555,220 shares of Common Stock issued and outstanding as reflected in the Company's 10-K for the fiscal year ended December 31, 2004.
           (c)(i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 19,220
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 19,220

      B.  Sirios Capital Partners II, L.P.
           (a) Amount beneficially owned:  68,230
           (b) Percent of class: 0.2%
           (c)(i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 68,230
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 68,230

      C.  Sirios/QP Partners, L.P.
           (a) Amount beneficially owned: 112,450
           (b) Percent of class: 0.4%
           (c)(i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 112,450
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 112,450

      D.  Sirios Overseas Fund, Ltd.
           (a) Amount beneficially owned: 200,015
           (b) Percent of class: 0.7%
           (c)(i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 200,015
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 200,015

CUSIP No. 040228108                 13G/A                   Page 11 of 12 Pages

      E.  Sirios Overseas Fund II, Ltd.
           (a) Amount beneficially owned:  22,310
           (b) Percent of class: 0.1%
           (c)(i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 22,310
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 22,310

      F.  Sirios Capital Management, L.P.
           (a) Amount beneficially owned:  422,225
           (b) Percent of class: 1.4%
           (c)(i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 422,225
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 422,225

      G.  Sirios Associates, L.L.C.
           (a) Amount beneficially owned: 422,225
           (b) Percent of class: 1.4%
           (c)(i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 422,225
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 422,225

      H.  John F. Brennan, Jr.
           (a) Amount beneficially owned: 422,225
           (b) Percent of class: 1.4%
           (c)(i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 422,225
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 422,225


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [x].

CUSIP No. 040228108                 13G/A                    Page 12 of 12 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  April 12, 2005

                                 /S/ JOHN F. BRENNAN, JR.
                                 -------------------------------------------
                                 John F. Brennan, Jr., individually, and as
                                 sole managing member of Sirios Associates,
                                 L.L.C., the general partner of Sirios Capital Management, L.P., the investment manager of Sirios Capital Partners, L.P., Sirios Capital Partners II, L.P., Sirios/QP Partners, L.P., Sirios Overseas Fund, Ltd. and Sirios Overseas Fund II, Ltd.